Exhibit 10.70

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Modified Term Non-Purpose Loan Agreement

This Term Loan Agreement (“Agreement”), dated as of March 11, 2008, is made between Citigroup Global Markets Inc. (“Smith Barney” or “SB”) and the undersigned, Pinnacle Airlines Corp. (“Client”), to set forth the terms and conditions that will govern one or more extensions of credit (each, an “Advance”) by SB to the Client.

1.)
a.)  Subject to the terms and conditions of this Agreement, SB agrees to make one or more Advances to the Client in an aggregate principal amount, which shall not exceed sixty million dollars ($60,000,000) at any one time outstanding (the “Loan Maximum”), selected by the Client and approved by SB.  The initial Advance is set forth in Schedule “A”.  Advances may not be made or used for the purpose of purchasing, carrying or trading in securities, or retiring indebtedness incurred to purchase, carry or trade securities, and the Client agrees to furnish SB with a properly completed and executed Federal Reserve Board Form T-4 at the time the Client executes this Agreement.  SB will not under any circumstances be required to extend credit to the Client unless the collateral that secures the Client’s obligation to repay each Advance (and accrued interest, if any) is acceptable to SB (SB agrees that the Collateral that is in the Client’s Account on the date of this Agreement is acceptable to SB for Advances hereunder).  If the Client’s obligation to repay one or more Advances (and accrued interest, if any) are guaranteed and the guarantor pledges securities in the guarantor’s account at SB, the Client acknowledges that such securities must be acceptable to SB.

b.)           The Client may obtain an Advance by: (i) requesting SB to wire transfer Federal funds in the amount of the Advance to a bank account in the Client’s name, (ii) requesting SB to issue a check payable to the Client in the amount of the Advance, or (iii) by any other method agreed upon by SB and the Client

c.)           It shall be a condition precedent to the first Advance hereunder that the par value of the Collateral shall be at least [***] times the Loan Maximum.

d.)           It shall be a condition precedent to each Advance that there shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Client or the Client and its subsidiaries taken as a whole (“Material Adverse Change”) since the date of the preceding Advance.  Each Client request for an Advance shall constitute a representation from Client to SB that no Material Adverse Change has occurred since the date of the preceding Advance.

2.)           SB shall charge the Client interest at a variable rate equal to the monthly average of the 1-month LIBOR rate plus [***] on the aggregate principal amount of Advances outstanding, if any.  Such interest shall be computed in the same manner as that set forth for securities margin accounts in the pamphlet prepared by SB entitled “Important New Account Information” (hereafter referred to as “New Account Document”), which may be amended from time to time and which amendment shall become binding upon written notice to the Client.  The Client hereby acknowledges receipt of the New Account Document.  Interest shall be payable monthly.  If (i) a sufficient amount of cash or money market fund shares is not available in the Client’s Account to pay the monthly interest amount, or if the Client elects not to make interest payments from the Account, and (ii) sufficient Collateral acceptable to SB is in SB’s possession, the interest due shall be added to the Client’s outstanding principal balance hereunder and thereafter interest shall accrue on such amount until the Client’s outstanding balance on all Advances has been repaid in full, whether before or after demand or termination of this Agreement.  The Client understands that by adding interest to the outstanding principal balance of Client’s Advances, the amount of additional Advances the Client may obtain shall be proportionately reduced.  In no event shall the total interest and fees charged under this Agreement exceed the maximum interest rate or total fees permitted by law.  In the event any excess interest or fees are collected, the same shall be refunded or credited to the Client.

3.)           a.)  The Client agrees to pay on the Maturity Date any balance outstanding with respect to all Advances (including any accrued interest and fees, as well as any costs of collection and reasonable attorneys’ fees and costs), on February 28, 2009 (“Maturity Date”), (The total amount owed by the Client described in the preceding sentence is hereafter referred to in this Agreement as the “Loan Obligation”). The Client may prepay the Loan Obligation in whole or in part without penalty at any time prior to the Maturity Date.

4.) As continuing security for the Loan Obligations to SB under this Agreement, the Client hereby assigns, grants and conveys to SB a first priority lien and security interest in all cash, stocks, bonds, and other securities and instruments now or hereafter in Client’s Account number [***] (the “Account”) and all other accounts now or hereafter maintained by the Client with SB, and all dividends, interest and proceeds of such property, and any property substituted by the Client in accordance with this Agreement (collectively, the “Collateral”).  The Client may, with SB’s approval and upon such terms and conditions prescribed by SB, substitute securities or other property for all or part of the Collateral.  SB shall permit the Client to remove from the Account any Collateral consisting of auction rate securities for the purpose of a sale of such Collateral pursuant to Section 5(b)(iv) and provided that the proceeds of such sale are applied in compliance with Section 5(b)(iv).  In addition, notwithstanding anything else in this document, the Client may remove from the Account any Collateral so long as the remaining Collateral is sufficient to avoid a Shortfall.  For the avoidance of doubt, after any such removal of Collateral from the Account, no further Advance shall be available unless there is sufficient Collateral in the Account to avoid a Shortfall upon the making of such Advance.  The Client agrees to take any action reasonably requested by SB to maintain and preserve SB’s first priority lien and security interest in the Collateral.

5.)	Representations, Warranties and Covenants.

a.)
Each party represents and warrants to the other that it is duly organized and validly existing under the law of its jurisdiction of establishment, has full authority to enter into this Agreement and to perform its obligations hereunder, and that this Agreement complies with all laws, rules and regulations applicable to such party.  In addition, the Client represents and warrants to SB that: (a)  it is not in default under any agreement to which it is a party or by which its assets are bound involving a liability of [***] or more, not connected with this indebtedness (including without limitation pursuant to liquidity covenants in agreements with Export Development Canada or other lenders, which Client represents and covenants to SB shall have been waived prior to Client requesting any Advances under this Agreement) (b) the Collateral is not subject to any lien, encumbrance or impediment to transfer (other than SB’s lien and security interest) (c) while any Advance (and accrued interest, if any) is outstanding, it will not pledge the Collateral or grant a security interest in the Collateral to a third party, or permit the Collateral to be sold, transferred or become subject to any lien or encumbrance other than as provided above and (d) Client has provided SB with a true and complete copy of the loan documents entered into by and between Client’s subsidiaries and Export Development Canada. The Client will be deemed to repeat these representations each time an Advance is obtained hereunder.

b.)	Client covenants and agrees with SB as follows:

i.
Client shall utilize the proceeds of all Advances solely for the purpose of funding its and its subsidiaries’ payments in respect of aircraft deliveries and for general working capital purposes, provided, that in no event shall Client utilize any proceeds of any Advance for the purpose of buying, carrying or trading in securities or to refinance any indebtedness incurred for the purpose of buying, carrying or trading in securities.

ii.
Client shall deliver to SB quarterly unaudited consolidated financial statements within 45 days after the end of each calendar quarter, and annual audited consolidated financial statements within 90 days after the end of each fiscal year during the term of this Agreement.

iii.
Client shall notify SB in writing of any default under other indebtedness of Client or any of its subsidiaries in principal amount of [***] or more, within 5 business days after Client is aware of, or receives notice of, such default, which notice shall describe such default and Client’s proposed actions in respect of such default.

iv.
Client shall, throughout the term of this Agreement, continue to use reasonable efforts to sell the Collateral at par value through the auction rate resetting process conducted by SB and its affiliates.  Upon any such sale, Client shall apply the proceeds of such sale to repayment of the Loan Obligations to the extent necessary to avoid a Shortfall (as defined below).

v.
Client shall notify SB in writing immediately upon the occurrence of any write-down or reserve taken due to mark-to-market value adjustment of any of the Collateral consisting of auction rate securities.

vi.
Client shall at all times maintain net worth equal to or greater than the higher of (i) the amount equal to [***] of Client’s net worth based on the financial information reported on Client’s most recent financial statements filed with the SEC and (ii) [***].

6.)           a.)           Any of the following events that occurs while any Advance (and accrued interest, if any) is outstanding will be considered a “default” by the Client under this Agreement: (i) any representation or warranty hereunder by the Client is incorrect in any material respect or the Client fails to comply with any covenants set forth in Section 5; (ii) the Client fails to pay the Loan Obligation on the Maturity Date; (iii) (x) the par value of the Collateral is less than [***] of the sum of the Advances outstanding (and accrued interest, if any) at the end of any business day, or (y) the Market Value of the Collateral is less than [***], or such other minimum maintenance amount promulgated by FINRA or the NYSE while the loan is outstanding, of the sum of Advances outstanding (and accrued interest, if any) at the end any business day (either (x) or (y) a “Shortfall”) and Client fails to eliminate the Shortfall by the end of the fourth business day thereafter by depositing additional cash and/or securities acceptable to SB, (iv) the Client fails to perform any of its other obligations hereunder and such failure is not remedied by the Client within 5 business days after receipt of  notice by  SB of such failure; (v) a liquidator, receiver or trustee is appointed with respect to all or substantially all of the Client’s assets, or a bankruptcy petition is filed by or against the Client, and in the case of a petition filed against the Client, is not dismissed within sixty (60) business days after it is filed; (vi) SB does not have a perfected first priority lien and security interest in any of the Collateral due to a negligent, willful or unauthorized act of the Client or an agent of the Client and Client fails to remedy such problem within  six business days after receipt of notice from SB or (vii) the Client or any of its subsidiaries shall fail to pay any principal of or premium or interest on any indebtedness (other than the Loan Obligation) that is outstanding in a principal or notional amount of at least [***] of the Client or such subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness.  For purposes of this Agreement, a business day is any day on which the regular trading session on the New York Stock Exchange is open.  As used in this Agreement, “Market Value” of Collateral shall mean, on any date of determination, in respect of auction rate securities, (i) par value, from the date of this Agreement until SB can determine a market price for such securities and (ii) after SB can determine a market price for such securities, the closing sales price on such date (or, if such date is not a trading day, the immediately preceding trading day) for such securities quoted or listed on Bloomberg or another electronic quoting system in the United States or other secondary market that develops from which SB can determine a market price, and in respect of other Collateral, closing market prices for such Collateral on such date (or, if such date is not a trading day, the immediately preceding trading day).

b.)           In the event a default occurs and Client has failed to cure such default after any required notice and permitted cure period, SB is authorized, in its sole discretion, to take one or more of the following actions: (i) declare the Loan Obligation to be immediately due and payable by the Client to SB; (ii) reduce the Loan Maximum to a level determined by SB, (iii) liquidate, withdraw or sell the Collateral and apply it to the Loan Obligation, and (iv) terminate the Client’s borrowing privileges hereunder.  All of the foregoing actions may be done without any further notice to, or demand upon, the Client.  Any sale of Collateral may be made in SB’s sole discretion on the exchange or market where such business is then usually transacted, at public auction or private sale.  In addition to SB’s rights under this Agreement, SB shall have the right to exercise any one or more of the rights and remedies of a secured creditor under the New York Uniform Commercial Code then in effect.  All rights and remedies under this Agreement are cumulative and are in addition to all other rights and remedies that SB may have at law or equity.  Notwithstanding the foregoing and to the extent permitted by law, the Client expressly waives compliance with the provisions of Section 202 of the New York Lien Law.

c.)  In the event the proceeds from the sale of the Collateral pursuant to  Section 6(b) are not sufficient to pay the Loan Obligation in full, SB shall have an unsecured claim against any of the Client’s other assets to pay all amounts then due and owing under the Loan Obligation.

7.)           SB shall not be liable to the Client for:

(a) any loss, damage or expense caused directly or indirectly by circumstances that are not within SB’s reasonable control, including government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions commonly known as “Acts of God”, or

(b) any consequential, incidental, indirect or special damages, even if such damages are reasonably foreseeable. The specific reference and intent herein to consequential, incidental, indirect or special damages is to exclude “lost opportunity” actions and events as a measure of recoverable damages.

8.)           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such State.

9.)           This Agreement may not be assigned by the Client without SB’s prior written consent, and shall be binding upon the Client’s heirs, executors, administrators, successors and permitted assigns (whichever is applicable).  SB may assign this Agreement to any of its affiliates without the Client’s consent or prior notice to the Client, and this Agreement shall inure to the benefit of and be binding upon each party’s successors and permitted assigns (whether by merger, consolidation or otherwise).

10.) No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by reason of any law, rule, administrative order or judicial decision, such determination shall not affect the validity of the remaining provisions of this Agreement.

11.)           This Agreement (including all exhibits) and that certain letter dated the date hereof from SB to Client in respect of this Agreement reflect the entire agreement between SB and the Client concerning Advances and the Loan Obligation and supersedes any other agreement, promise, representation or undertaking, whether written or oral, concerning the Advances and the Loan Obligation.  In the event of a conflict between the provisions of this Agreement and the provisions of any other agreement between the Client and SB, this Agreement will govern, except in the event of a conflict between the provisions of this Agreement and the letter agreement between the parties, in which case the provisions of the letter agreement will govern.

12.)           Without the necessity of a judicial determination, and whether or not litigation occurs, the Client hereby agrees to indemnify and hold harmless SB and its directors, officers, employees, agents and affiliates from any and all claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and expenses) in any way related to, or arising out of or in connection with, this Agreement, including without limitation the Client’s failure to comply with its obligations hereunder (including its failure to repay the Loan Obligation when due), any action taken or omitted by SB at the Client’s request, or any material untruth or inaccuracy of any of the Client’s representations and warranties in this Agreement, but not including any claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses based on SB’s breach of this Agreement, or any willful or bad faith acts.  This indemnification shall survive the termination of this Agreement and the payment of the Loan Obligation.

13.)           Each party shall bear its own costs and expenses in connection with the preparation and review of this Agreement.

14.)  ARBITRATION

▪	Arbitration is final and binding on the parties.

▪	The parties are waiving their right to seek remedies in court, including the right to jury trial.

▪	Pre-arbitration discovery is generally more limited than and different from court proceedings.

▪	The arbitrators’ award is not required to include factual findings or legal reasoning, and any party’s rights to appeal or to seek modification of rulings by the arbitrators is strictly limited.

▪	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

The Client agrees that all claims or controversies, whether such claims or controversies arose prior, on or subsequent to the date hereof, between the Client and SB and/or any of its present or former officers, directors, or employees concerning or arising from: (i) Advances and any other transaction involving SB or any predecessor firms by merger, acquisition or other business combination and the Client, whether or not such transaction occurred in the Client’s Account, or (ii) the construction, performance or breach of this Agreement or any other agreement between the Client and SB, or any duty arising under this Agreement, shall be determined by binding arbitration before, and only before, any self-regulatory organization or securities exchange of which SB is a member.  The Client may elect which of these arbitration forums shall hear the matter by sending a registered letter or telegram addressed to Citigroup Global Markets Inc. at 787 7 Avenue, 13th floor, New York, NY 10019, Attn: Law Department.  If the Client fails to make such election before the expiration of five (5) calendar days after receipt of a written request from SB to make such election, SB shall have the right to choose the forum.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied, (ii) the class is decertified, or (iii) the customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.

15.)
This Agreement supercedes and replaces that certain letter dated February 21, 2008 addressed to Pinnacle Airlines, Inc. in respect of a Reverse Repurchase Agreement Facility, which shall be of no further force and effect.

16.)
Notices delivered under this Agreement by SB may be delivered in writing to Client at its address set forth on Schedule A hereto or by facsimile to [***] to the attention of Mr. Peter Hunt, or by e-mail to the attention of Mr. Peter Hunt at [***].  Notices delivered under this Agreement by SB may be delivered in writing to SB at Citi Smith Barney, 787 Seventh Avenue, New York, New York 10019 Attention:  Mr. Rick Fortney or by e-mail to the attention of Mr. Rick Fortney at [***].

BY SIGNING BELOW, THE CLIENT AGREES TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT SECTION 13.

Pinnacle Airlines Corp.                                                                           CITIGROUP GLOBAL MARKETS INC.

Print Client Name

/s/ Peter D. Hunt___________                                                                           /s/ Stuart N. Weiss________________

Client Signature                                                                            Stuart N. Weiss, Managing Director

Peter D. Hunt, Chief Financial Officer, for Pinnacle Airlines Corp. and, for purposes of Section 15, Pinnacle Airlines Inc.

[***]                                                                           Stuart Weiss

Account Number                                                                            Managing Director

SCHEDULE “A”

Schedule of Securities Constituting

“The Collateral” for Purposes of

This Agreement

This Schedule is deemed incorporated in and made a part of this Agreement and further constitutes “The Collateral” hereunder.

The “Collateral” as defined in Section 4 of the Agreement shall mean all cash, stocks, bonds, and other securities and instruments now or hereafter in the following account(s) at Citigroup Global Markets Inc.:

# [***]

Extension of Initial Credit: $________________ (Loan Maximum $60,000,000)

Client(s) Name: Pinnacle Airlines Corp.

Client(s) Address: 1689 Nonconnah Boulevard, Suite 111, Memphis, TN 38132-2111